EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES FEBRUARY CASH DISTRIBUTION

    Dallas, Texas, February 19, 2008 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.348821 per unit, payable on March 14, 2008, to unitholders of record on February 29, 2008.  The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	21,000	173,000	$79.28	$9.66

Prior Month	18,000	176,000	$89.09	$8.64 (a)

(a) Excludes $553,313 related to lawsuit settlement proceeds for the underpayment of royalties on certain San Juan Basin properties, which increases the average price to $12.15 per Mcf.

The January 2008 distribution included lawsuit settlement proceeds related to the underpayment of royalties on certain San Juan Basin properties.  Based on the information received by XTO Energy, the prior month distribution included additional royalties in the amount of $744,702, or approximately $0.12 per unit.  Of this amount, $191,389, or approximately $0.03 per unit, was interest income.

        For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084